EXHIBIT 10.1

Asset Purchase Agreement

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of January 7, 2021 by and among SmallCellSite.com LLC, a Virginia limited liability company (“SCS” or “Seller”), and Digital Locations, Inc., a Nevada corporation (the “Buyer”), and SmallCellSite, Inc., a newly formed Nevada corporation and wholly owned subsidiary of Buyer (the “Subsidiary”), with respect to the following facts:

RECITALS

A.	Seller is engaged in the business of wireless communications marketing and database services (the “Business”).

B.	Buyer, through Subsidiary, desires to purchase from Seller and Seller desires to sell to Buyer good title in and to substantially all the assets of the Business in consideration for a total purchase price of $10,000 in cash and a convertible promissory note in the amount of $1,000,000, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, and in light of the above recitals to this Agreement, the parties to this Agreement hereby agree as follows:

1. Purchase and Sale of Assets.

1.1 Sale of Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement being satisfied or waived as provided herein, at the Closing (as defined in Section 4.1 of this Agreement), Seller will sell to Buyer and Buyer will purchase and accept from Seller good and complete title in and to the Business and related Acquired Assets, as defined in Section 1.1 of this Agreement, including but not limited to all tangible and intangible property, equipment, furniture and fixtures, improvements, contract rights, rights under the lease for the premises of the Business, license rights to trademarks, tradenames, recipes, and related intellectual property, customer and supplier lists, and other assets of Seller related to the Business, as described in the attached Exhibit A (the “Acquired Assets”).

1.2 Purchase Price. Upon the terms and conditions set forth in this Agreement, in consideration for the sale, assignment, and transfer of the Acquired Assets to Buyer, Buyer will pay to Seller at the Closing, as that term is defined in Section 4.1 of this Agreement, (a) $10,000 in cash and (b) $1,000,000 in the form of a convertible promissory note as set forth in Exhibit E (the “Note”) made in favor of the Seller, or its assignees (collectively, the “Purchase Price”). The Purchase Price will be allocated among the Acquired Assets in accordance with the provisions of Internal Revenue Code Section 1060 as set forth in Exhibit A to this Agreement. The parties acknowledge that the amount of the Purchase Price allocated to the assets in Exhibit A to this Agreement represents the fair market value of such assets. Buyer and Seller each agree to report the sale of the Acquired Assets for income tax purposes according to the allocation.

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1.3 Note Assignment. Immediately after Closing, Seller desires to distribute the Note to its members and Buyer agrees to issue assigned notes (the “Assigned Notes”) to Seller’s members. The Assigned Notes shall be substantially the same as the form of the Note as set forth in Exhibit E and shall be issued in accordance with the assignment and transfer provisions of the Note. After the Note assignment, the original Note referenced in Section 1.2 above shall become null and void.

The Assigned Notes shall be issued as follows:

(a) $500,000 principal amount of the Note to Shervin Gerami, a holder of 50% of the membership interest of SCS.

(b) $500,000 principal amount of the Note to Baryalai Azmi, a holder of 50% of the membership interest of SCS.

2. Special Covenants.

2.1 Buyer Rescission Right. Seller covenants to cooperate reasonably, and timely, with Buyer and Buyer’s officers, directors, representatives, accountants and legal counsel to complete the preparation and audit of the financial statements of SCS, for the year ended December 31, 2019 and December 31, 2020, as deemed necessary or appropriate by Buyer, and to enable Buyer to comply with all of its reporting obligations with the Securities and Exchange Commission no later than seventy-one (71) days after the Closing (the “Audit Due Date”). If the audit of SCS cannot be completed by the Audit Due Date, then Buyer shall have the right, exercisable in its sole discretion, to rescind this entire Agreement as its sole recourse for any breach of this agreement by Seller. Upon the Buyer’s written notice of rescission to the Seller, the Agreement will terminate and both parties will fully and mutually cooperate to affect the termination. Any new cell site locations and business agreements associated with the Acquired Assets added by Buyer post-Closing shall belong solely to the Buyer.

3. Obligations and Liabilities.

On the Closing Date, Buyer will not assume or be obligated to satisfy or perform any liabilities, obligations or payables of Seller, other than to perform the contracts of the Business in accordance with their terms (collectively the “Assumed Liabilities”), subject to which the Buyer will acquire those contracts on the Closing as part of the Acquired Assets.

4. Closing and Further Acts.

4.1 Time and Place of Closing. Upon satisfaction or waiver of the conditions set forth in 4.2 of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place via phone call and electronic exchange of documents (e.g., email, .PDF) with original signatures to follow via overnight delivery (simultaneously with the execution and delivery of this Agreement) on January 7, 2021 (the “Closing Date”), unless extended by mutual written agreement of the Parties. In the event the Closing Date is not extended by mutual written agreement of the Seller and the Buyer, then this Agreement will automatically terminate.

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4.2 Actions at Closing. At the Closing, the following actions will take place:

(a) Buyer will pay to Seller the Purchase Price as described in Section 1.2 of this Agreement by issuance and delivery of (i) $10,000 in cash in accordance with written wire instructions provided by Seller to Buyer prior to the Closing and (ii) the Note.

(b) Seller will execute and deliver to Buyer a bill of sale in the form attached to this Agreement as Exhibit D (collectively, the “Bill of Sale”), transferring to Buyer title to the Acquired Assets.

(c) Seller will deliver to Buyer copies of necessary resolutions of the manager and members of Seller authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement (including the Bill of Sale) for Seller’s execution, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer of Seller as being valid and in full force and effect.

 (d) Buyer will deliver to Seller copies of resolutions of the Board of Directors of the Buyer authorizing the execution, delivery, and performance of this Agreement and the other agreements contemplated by this Agreement for Buyer’s execution, if any, and consummation of the transactions contemplated by this Agreement, which resolutions have been certified by an officer or the manager of Buyer as being valid and in full force and effect.

(e) Each party will deliver to the other party true and complete copies of each party’s Certificate of Incorporation or Organization and a Certificate of Good Standing from the appropriate official of each party’s jurisdiction of incorporation or organization, which certificates and certificates of good standing are dated not more than a reasonable time prior to the Closing Date.

(f) Any additional documents or instruments as a party may reasonably request or as may be necessary to evidence and effect the sale, assignment, transfer and delivery of the Acquired Assets to the Buyer.

5. Representations and Warranties of Seller.

Seller represents and warrants to Buyer as follows:

5.1 Power and Authority; Binding Nature of Agreement. Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of each of the other parties hereto, this Agreement is a valid and binding obligation of Seller, except as may be limited by bankruptcy, moratorium, insolvency, or other similar laws generally affecting the enforcement of creditors’ rights, and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

5.2 Subsidiaries. There is no corporation, general partnership, limited partnership, joint venture, association, trust or other entity or organization which Seller directly or indirectly controls or in which Seller directly or indirectly owns any equity or other interest.

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5.3 Good Standing. Seller (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, except where the failure to be so qualified or licensed would not reasonably be executed to be material to SCS, and (iv) has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

5.4 Charter Documents and Company Records. Seller has delivered to Buyer complete and correct copies of (i) the articles of organization, operating agreement, and other charter or organizational documents of SCS, including all amendments thereto, (ii) the equity records of Seller, and (iii) the minutes and other records of the meetings and other proceedings of the manager and members of Seller. Seller is not in violation or breach of (i) any of the provisions of its articles of organization, operating agreement or other charter or organizational documents, or (ii) any resolution adopted by its manager and members. There have been no meetings or other proceedings of the manager and members of Seller that are not fully reflected in the appropriate minute books or other written records of Seller.

5.5 Financial Statements. Seller has delivered to Buyer the following financial information relating to Seller prior to the Closing (the “Seller Financial Statements”): the general ledger from QuickBooks dated November 30, 2020. Except as stated therein or in the notes thereto, the SCS Financial Statements: (a) present fairly the financial position of SCS as of the respective dates thereof and the results of operations and changes in financial position of SCS for the respective periods covered thereby; and (b) have been prepared in accordance with SCS’s normal business practices applied on a consistent basis throughout the periods covered. Seller has not affected any change in any method of accounting or accounting practices. SCS will cooperate with Buyer to prepare the following audited financial statements prior to the Audit Due Date, as defined in Section 2.1 above (the “SCS Audited Financial Statements”): (i) the audited balance sheets as of December 31, 2019 and December 31, 2020, (ii) the audited statement of operations and statement of cash flows for the fiscal years ended December 31, 2019 and December 31, 2020, and (iii) the audited statement of Members’ Equity for the fiscal years ended December 31, 2019 and December 31, 2020. All financial statements shall be prepared in accordance with generally accepted accounting principles.

5.6 Capitalization. All of the outstanding membership interests of Seller are validly issued and fully paid and have been issued in compliance in all material respects with all applicable federal, state, local, and foreign securities laws and other laws.

5.7 Absence of Changes. Except as otherwise set forth on Schedule 5.7 hereto or otherwise disclosed to Buyer in writing prior to the Closing, since November 30, 2020:

(a) There has not been any material adverse change in the business, condition, assets, operations or prospects of Seller and no event has occurred that is reasonably likely to have a material adverse effect on the business, condition, assets, operations, or prospects of Seller.

(b) Seller has not repurchased, redeemed, or otherwise reacquired any of its membership interests or other securities.

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(c) Seller has not sold or otherwise issued any of its membership interests.

(d) Seller has not amended its articles of organization, operating agreement, or other charter or organizational documents, nor has it effected or been a party to any merger, recapitalization, reorganization, or similar transaction.

(e) Seller has not formed any subsidiary or contributed any funds or other assets to any subsidiary.

(f) Seller has not purchased or otherwise acquired any material assets, nor has it leased any assets from any other person, except in the ordinary course of business consistent with past practice.

(g) Seller has not made any capital expenditure outside the ordinary course of business or inconsistent with past practice.

(h) Seller has not sold or otherwise transferred any material assets to any other person, except in the ordinary course of business consistent with past practice and at a price equal to the fair market value of the assets transferred.

(i) There has not been any material loss, damage, or destruction to any of the material properties or assets of Seller (whether or not covered by insurance).

(j) Seller has not written off as uncollectible any indebtedness or accounts receivable, except for write offs that were made in the ordinary course of business consistent with past practice.

(k) Seller has not leased any assets to any other person except in the ordinary course of business consistent with past practice and at a rental rate equal to the fair rental value of the leased assets.

(l) Seller has not mortgaged, pledged, hypothecated, or otherwise encumbered any assets, except in the ordinary course of business consistent with past practice.

(m) Seller has not entered into any contract, or incurred any debt, liability or other obligation (whether absolute, accrued, contingent or otherwise), except for (i) contracts that were entered into in the ordinary course of business consistent with past practice and that have terms of less than six (6) months and do not contemplate payments by or to Seller which will exceed, over the term of the contract, ten thousand dollars ($10,000) in the aggregate, and (ii) current liabilities incurred in the ordinary course of business consistent with the past practice.

(n) Seller has not made any loan or advance to any other person, except for advances that have been made to customers in the ordinary course of business consistent with past practice and that have been properly reflected as “accounts receivables.”

(o) Other than annual raises or bonuses paid or provided consistent with past business practices not exceeding in the aggregate $2,500, Seller has not paid any bonus to, or increased the amount of the salary, fringe benefits or other compensation or remuneration payable to, any of the managers, officers or employees of Seller

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(p) No contract or other instrument to which Seller is or was a party or by which Seller or any of its assets are or were bound has been amended or terminated, except in the ordinary course of business consistent with past practice.

(q) Seller has not discharged any lien or discharged or paid any indebtedness, liability or other obligation, except for current liabilities that (i) are reflected in the Seller Financial Statements as of November 30, 2020 or have been incurred since November 30, 2020 in the ordinary course of business consistent with past practice, and (ii) have been discharged or paid in the ordinary course of business consistent with past practice.

(r) Seller has not forgiven any debt or otherwise released or waived any right or claim, except in the ordinary course of business consistent with past practice.

(s) Seller has not changed its methods of accounting or its accounting practices in any respect.

(t) Seller has not agreed or committed (orally or in writing) to do any of the things described in clauses (b) through (s) of this Section 5.7.

5.8 Absence of Undisclosed Liabilities. Seller has no debt, liability or other obligation of any nature (whether due or to become due and whether absolute, accrued, contingent or otherwise) of the kind required by generally accepted accounting principles to be reflected on a balance sheet that is not reflected or reserved against in the Seller Financial Statements as of November 30, 2020, except for obligations incurred since November 30, 2020 in the ordinary and usual course of business consistent with past practice, and performance of its contractual obligations since November 30, 2020.

5.9 Contracts.

(a) Exhibit C to this Agreement contains a complete and accurate list of all contracts or agreements of Seller which are (i) material to the Business as currently operating; or (ii) are subject to default or termination upon a change in control of the Seller; or (iii) create a partnership or joint venture; or (iv) impose a noncompetition obligation on the Seller, or an officer, director or employee thereof; or (v) relating to the employment of any individual on a full-time, part-time, consulting, or other basis(collectively, “Material Contracts”).

(b) Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms.

(c) No event has occurred or circumstance exists that may contravene, conflict with or result in a violation or breach of, or give any party to a Material Contract the right to declare a default or exercise any remedy thereunder, or to accelerate the maturity or performance of, or to cancel, terminate, or modify any Material Contract.

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(d) Neither Seller nor any of its affiliates have received any written notice regarding any actual, alleged or potential violation or breach of, or default under, any Material Contract which has not been entirely cured.

5.10 Acquired Assets.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a breach of the terms and conditions of, or result in a loss of rights under, or result in the creation of any lien, charge, or encumbrance upon, any of the Acquired Assets.

(b) Seller has good and marketable title to all of the Acquired Assets, free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities or claims, except for the Assumed Liabilities.

(c) Seller owns or has a license to use all copyrights, trademarks, and tradenames related to the Business, and the use of such copyrights, trademarks, and tradenames has not and will not infringe on the rights of any third party.

(d) The Acquired Assets are not subject to any material liability, absolute or contingent, which is not disclosed in the Seller Financial Statements or listed as a liability in Exhibit A or B to this Agreement, nor is Seller subject to any liability, absolute or contingent, which has not been disclosed to and acknowledged by Buyer in writing prior to the Closing Date.

5.11 Compliance With Laws; Licenses and Permits. Seller is not in material violation of, nor has it failed to conduct its business in material compliance with, any applicable federal, state, local or foreign laws, regulations, rules, treaties, rulings, orders, directives, or decrees. Seller has delivered to Buyer a complete and accurate list and provided Buyer with the right to inspect true and complete copies of all of the licenses, permits, authorizations and franchises to which Seller is subject and all said licenses, permits, authorizations and franchises are valid and in full force and effect. Said licenses, permits, authorizations and franchises constitute all of the licenses, permits, authorizations and franchises reasonably necessary to permit Seller to conduct its business in the manner in which it is now being conducted, and Seller is not in violation or breach of any of the terms, requirements or conditions of any of said licenses, permits, authorizations, or franchises.

5.12 Taxes. Seller has accurately and completely filed with the appropriate United States, state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payrolls). (All such items are collectively referred to herein as “Taxes”). The Seller Financial Statements fully accrue or reserve all current and deferred taxes. Seller is not a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes. No liability for taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. Seller is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement and in the past year has not been included on any consolidated combined or unitary return with any entity other than Seller. Seller has duly withheld from each payment made to each person from whom such withholding is required by law the amount of all Taxes or other sums (including but not limited to United States federal income taxes, any applicable state or municipal income tax, disability tax, unemployment insurance contribution and Federal Insurance Contribution Act taxes) required to be withheld therefrom and has paid the same to the proper tax authorities prior to the due date thereof. To the extent any Taxes withheld by Seller have not been paid as of the Closing Date because such Taxes were not yet due, such Taxes will be paid to the proper tax authorities in a timely manner. All Tax returns filed by the Seller are accurate and comply with and were prepared in accordance with applicable statutes and regulations. All Tax returns required to be filed after the Closing Date, for any period ending on or prior to the Closing Date, will be prepared and filed by Seller in compliance with all applicable statutes and regulations. Seller will pay for and be responsible for any and all applicable sales or transfer taxes incurred in connection with the transactions contemplated by this Agreement that are imposed upon SCS by a governmental authority.

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5.13 Environmental Matters. To the knowledge of Seller, without conducting any study or independent investigation, Seller has at all relevant times with respect to the Business been in material compliance with all environmental laws, and has received no potentially responsible party notices or similar notices from any governmental agencies or private parties concerning releases or threatened releases of any “hazardous substance” as that term is defined under 42 U.S.C. 960 (1)(14).

5.14 Compensation. Since November 30, 2020, Seller has not paid or committed to pay to or for the benefit of any of its officers or directors any compensation of any kind other than wages, salaries and benefits at times and rates in effect on November 30, 2020, subject to wage increases of less than five percent paid or payable to employees other than officers and directors, nor have they effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement. Seller does not have any bonus plan or obligations with respect to any bonus plan. Buyer has no obligation to adopt any bonus plan. Seller has provided Buyer with a full and complete list of all officers, directors, employees and consultants of Seller as of the date hereof, specifying their names, job designations, and their dates of hire.

5.15 No Default.

(a) Each of the contracts, agreements or other instruments referred to in Exhibit C to this Agreement and each other material contract of Seller, if any, is a legal, binding and enforceable obligation by or against Seller, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the Seller’s knowledge, no party with whom Seller has an agreement or contract is in default thereunder or has breached any terms or provisions thereof which is material to the conduct of Seller’s Business.

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(b) Seller has performed, or is now performing, the obligations of, and Seller is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the operation of the Business. No third party has raised any claim, dispute or controversy in writing with respect to any of the executory contracts of Seller, nor has Seller received written notice of warning of alleged nonperformance, delay in delivery or other noncompliance by Seller with respect to its obligations under any of those contracts, nor to the Seller’s knowledge are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

5.16 Suppliers. Seller has provided Buyer with (a) the names of all suppliers from which Seller ordered inventories and other products, goods, and services with an aggregate purchase price for each such supplier of $10,000 or more during the nine-month period ended September 30, 2020 and (b) the amount for which each such supplier invoiced Seller during such period. Seller has not received any written notice from any such supplier indicating that there is or will be a material change in the price of such items or services, and has no knowledge that there will be any such material change in the price of such items or services, or that any such supplier (other than Buyer) will not sell such items to Seller at any time after the Closing Date on terms and conditions similar to those used in its current sales to Seller, subject to general and customary price increases. No supplier to Seller described in clause (a) of the first sentence of this section has otherwise threatened in writing to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.

5.17 Product Warranties. Except as otherwise disclosed in writing to Buyer prior to the Closing and for warranties under applicable law, (a) there are no warranties, express or implied, written or oral, with respect to the products of Seller, (b) there are no pending or threatened claims with respect to any such warranty, and (c) the Seller has no, and after the Closing Date, will have no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, other than customary returns in the ordinary course of business that are fully reserved against in the Seller Financial Statements.

5.18 Proprietary Rights.

(a) Seller has provided Buyer in writing a complete list of all software, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefor, owned or used by Seller or in which it has any rights or licenses, except for software used by Seller and generally available on the commercial market. Seller has provided Buyer with a complete and accurate description of all agreements of Seller with each officer, employee or consultant of Seller providing Seller with title and ownership to patents, patent applications, trade secrets and inventions developed or used by Seller in its business. All of such agreements so described are valid, enforceable and legally binding, subject to the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b) Seller owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, propriety know-how or information, or other rights with respect thereto (collectively referred to as “Proprietary Rights”), used in the business of Seller, and the same are sufficient to conduct Seller’s business as it has been and is now being conducted.

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(c) The operations of Seller do not conflict with or infringe, and no one has asserted to Seller that such operations conflict with or infringe on any Proprietary Rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against Seller with respect to any Proprietary Rights, and to the knowledge of the management of Seller none has been threatened against Seller. To the knowledge of the management of Seller there are no actual or alleged facts which would reasonably serve as a basis for any claim that Seller does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of Seller as it has been and is now being conducted.

(d) To the knowledge of Seller, no current employee of Seller is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with Seller or any previous employer.

5.19 Insurance. Seller has provided Buyer with a complete list of all policies of insurance to which Seller is a party or is a beneficiary or named insured as of the Closing Date. Seller has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. There were no claims in excess of $10,000 asserted or currently outstanding under any of the insurance policies of Seller in respect of all motor vehicle, general liability, errors and omissions, workers compensation, and medical claims since inception.

5.20 Labor Relations. None of the employees of Seller are represented by any union or are parties to any collective bargaining arrangement, and to the knowledge of Seller, no attempts are being made to organize or unionize any of Seller’s employees. Except as disclosed in writing to Buyer prior to the Closing, to the knowledge of Seller, there is not presently pending or existing, and there is not presently threatened, any (a) strike, slowdown, picketing, work stoppage or employee grievance process, or (b) action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) against or affecting the Seller relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health and is not engaged in any unfair labor practices. Seller is in compliance with the Immigration Reform and Control Act of 1986.

5.21 Employee Benefits. Seller has no employee payroll or benefit plans of the Seller (i) currently in effect, and (ii) with respect to which Seller may have any liability or obligation (the “Employee Plans”).

5.22 Condition of Premises. All real property leased by Seller is in reasonably good condition and repair, ordinary wear and tear excepted.

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5.23 No Distributor Agreements. Except as disclosed in writing to Buyer prior to the Closing, Seller is not a party to, nor is the property of Seller bound by, any distributors’ or manufacturer’s representative or agency agreement.

5.24 Conflict of Interest Transactions. No past or present member, manager, director, officer, or employee of SCS or any of their affiliates (i) is indebted to, or has any financial, business or contractual relationship or arrangement with SCS, or (ii) has any direct or indirect interest in any property, asset or right which is owned or used by SCS or pertains to the business of SCS with the exception of outstanding member loans which will be satisfied and discharged in full prior to the Closing Date.

5.25 Litigation. There is no action, suit, proceeding, dispute, litigation or, to the knowledge of Seller, investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to Seller’s knowledge, threatened against or with respect to Seller which (i) if adversely determined would reasonably be expected to have a material adverse effect on the business, condition, assets, operations or prospects of Seller, or (ii) challenges or would challenge any of the actions required to be taken by the Seller under this Agreement.

5.26 Non-Contravention. Except as otherwise disclosed herein, neither (a) the execution and delivery of this Agreement, nor (b) the performance of this Agreement will: (i) contravene or result in a violation of any of the provisions of the organizational documents of Seller; (ii) contravene or result in a violation of any resolution adopted by the shareholders or directors of Seller; (iii) result in a violation or breach of, or give any person the right to declare (whether with or without notice or lapse of time) a default under or to terminate, any agreement or other instrument to which Seller is a party or by which Seller or any of its assets are bound; (iv) give any person the right to accelerate the maturity of any indebtedness or other obligation of Seller; (v) reasonably be expected to result in the loss of any license or other contractual right of Seller; (vi) reasonably be expected to result in the loss of, or in a violation of any of the terms, provisions or conditions of, any governmental license, permit, authorization or franchise of Seller; (vii) reasonably be expected to result in the creation or imposition of any lien, charge, encumbrance or restriction on any of the assets of Seller; (viii) reasonably be expected to result in the reassessment or revaluation of any property of Seller; by any taxing authority or other governmental authority; (ix) reasonably expected to result in the imposition of, or subject Seller; to any liability for, any conveyance or transfer tax or any similar tax; or (x) reasonably be expected to result in a violation of any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Seller or any of its assets or any limited liability interests are subject, except in each case solely as a result of the action or inaction of the Buyer.

5.27 Approvals. Seller has provided Buyer with a complete and accurate list of all jurisdictions in which Seller is authorized to do business along with the documentation evidencing such authorization. No authorization, consent or approval of, or registration or filing with, any governmental authority is required to be obtained or made by Seller in connection with the execution, delivery or performance of this Agreement, including the conveyance to Buyer of the Business and the Acquired Assets.

5.28 Brokers. Seller has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to Seller’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transaction on behalf of SCS.

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5.29 Special Government Liabilities. Seller has no existing or pending liabilities, obligations or deferred payments due to any federal, state or local government agency or entity in connection with its business or with any program sponsored or funded in whole or in part by any federal, state or local government agency or entity, nor to the Seller knowledge of Seller is there any threatened action or claim or any condition that would reasonably be expected to support an action or claim against the Seller, the Acquired Assets or the Business for any of said liabilities, obligations or deferred payments.

5.30 (Intentionally deleted)

5.31 Tax Advice. Seller hereby represents and warrants that it has had the opportunity to seek its own independent tax advice regarding the transactions contemplated by this Agreement and Seller has not relied on any representation or statement made by Buyer or its representatives regarding the tax implications of such transactions.

5.32 No Further Representations. Except for the representations and warranties expressly set forth in this Agreement, neither SCS nor any other person or entity acting on its behalf make any representations or warranties, express or implied, regarding SCS or its affiliates or as to the warranties, express or implied, regarding SCS or its affiliates or their businesses and operations (including representations or warranties of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of SCS or its affiliates) (collectively, the “Evaluation Materials”), and SCS and the Sellers each expressly disclaims any such representations or warranties, express or implied.

6. Representations and Warranties of Buyer.

Buyer represents and warrants to Seller as follows:

6.1 Power and Authority; Binding Nature of Agreement. Buyer has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary action on its part. Assuming that this Agreement is a valid and binding obligation of the other party hereto, this Agreement is a valid and binding obligation of Buyer.

6.2 Good Standing. Buyer (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, (ii) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required.

6.3 Charter Documents and Corporate Records. Buyer has delivered to Seller complete and correct copies of the articles of incorporation, bylaws and other charter or organizational documents of Buyer, including all amendments thereto. Buyer is not in violation or breach of (i) any of the provisions of its articles of organization, operating agreement or other charter or organizational documents, or (ii) any resolution adopted by its manager and members. There have been no meetings or other proceedings of the manager and members of Buyer that are not fully reflected in the appropriate minute books or other written records of Buyer.

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6.4 Approvals. No authorization, consent or approval of, or registration or filing with, any governmental authority or any other person is required to be obtained or made by Buyer in connection with the execution, delivery or performance of this Agreement.

6.5 Brokers. Buyer has not agreed to pay any brokerage fees, finder’s fees or other fees or commissions with respect to the transactions contemplated by this Agreement, and, to Buyer’s knowledge, no person is entitled, or intends to claim that it is entitled, to receive any such fees or commissions in connection with such transactions.

6.6 Representations True on Closing Date. The representations and warranties of Buyer set forth in this Agreement are true and correct on the date hereof, and will be true and correct on the Closing Date as though such representations and warranties were made as of the Closing Date.

6.7 Full Disclosure. Neither this Agreement (including the exhibits hereto) nor any statement, certificate or other document regarding the Buyer delivered to Seller by or on behalf of Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations and other statements contained herein and therein not misleading.

6.8 Buyer Acknowledgement. The Buyer acknowledges and agrees that neither SCS nor any person or entity acting on its behalf shall have any liability whatsoever resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Buyer acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to SCS and the Acquired Assets and it is entering into these transactions based on such investigation and, except for the specific representations and warranties made in Section 5, it is not relying upon any representation or warranty of SCS or any affiliate, officer, director/manager, employee, agent or advisor thereof, nor upon the completeness or accuracy of any Evaluation Materials (b) it has had access to its full satisfaction to SCS and its books and records, contracts and documents, and agents and representative, and (c) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby as it has seen fit.

7. [Intentionally deleted.]

8. Further Assurances and Post Closing Covenants.

Following the Closing, Seller agrees to take such actions and execute, acknowledge and deliver to Buyer such further instruments of assignment, assumptions, conveyance and transfer and take any other action as Buyer may reasonably request in order to more effectively convey, sell, transfer and assign to Buyer all of the Acquired Assets, to confirm the title of Buyer thereto, and to assist Buyer in exercising its rights with respect to the Acquired Assets, all at Buyer’s sole cost. In addition, the Seller shall do the following:

8.1 (Intentionally Deleted)

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8.2 Costs of Financial Audit of SCS. Buyer will bear the costs of the audits of SCS financial statements.

8.3 Books and Records. Seller agrees that any books, records, and files pertaining to the Business or the Acquired Assets remain available, and Buyer (at its expense) will have the right, for any reasonable and proper purpose, to inspect and make copies of the same at any time during normal business hours and on reasonable notice.

8.4 Employee Plans and Employment. Nothing contained herein will be deemed to create any third-party benefits for any employee or former employee of the Seller. Nothing contained herein will be deemed to create any right of employment for any employee of the Seller, either before or after the Closing Date.

9. Survival of Representations and Warranties.

All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations of each Party set forth herein shall have been performed and satisfied and (b) all representations and warranties shall survive and continue until:

(a) with respect to the representations and warranties in Sections 5.12 (Taxes), 5.13 (Environmental Matters), and 5.25 (Litigation), sixty (60) days following the expiration of the applicable statute of limitations after giving effect to any waiver, mitigation or extension thereof and thereafter for any indemnification claim made prior to such expiration date;

(b) with respect to the representations and warranties in Sections 5.1 (Power and Authority; Binding Nature of Agreement), 5.6 (Capitalization), 5.10 (Acquired Assets), 5.28 (Brokers), 6.1 (Power and Authority; Binding Nature of Agreement), and 6.5 (Brokers) (collectively, the “Fundamental Representations”), and any disclaimers herein, these representations and disclaimers shall survive and continue forever and without limitation; and

(c) with respect to all other representations and warranties, the eighteen (18) month anniversary of the Closing Date, except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of such anniversary of the Closing Date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

10. Indemnification.

10.1 Indemnification by Seller. Subject to this Section 10, Seller agrees to indemnify, defend and hold harmless Buyer and its successors and assigns against any and all claims, demands, losses, costs, expenses, obligations, liabilities and damages, including interest, penalties and reasonable attorneys’ and experts’ fees and costs (“Losses”), incurred by Buyer or its successors and assigns arising out of any breach of the representations and warranties made by SCS in this Agreement, or any breach of, or failure by Seller to perform, any of its representations, warranties, covenants or agreements in this Agreement.

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10.2 Indemnification by Buyer. Subject to this Section 10, Buyer agrees to indemnify, defend, and hold harmless Seller for any and all Losses arising, resulting from or relating to any breach of, or failure by Buyer to perform, any of its representations, warranties, covenants, or agreements in this Agreement, including but not limited to indemnifying Seller for all liabilities specifically assumed by the Buyer under Section 3 of this Agreement, or arising from the Buyer’s operation of the Business after the Closing, unless caused by the Seller.

10.3 Procedure for Indemnification Claims.

(a) Whenever any parties become aware that a claim (an “Underlying Claim”) has arisen entitling them to seek indemnification under this Section 10 of the Agreement, such parties (the “Indemnified Parties”) shall promptly send a notice (“Notice”) to the parties liable for such indemnification (the “Indemnifying Parties”) of the right to indemnification in reasonable detail of the circumstances of the Underlying Claim (the “Indemnity Claim”); provided, however, that the failure to so notify the Indemnifying Parties will relieve the Indemnifying Parties from liability under this Agreement with respect to such Indemnity Claim only if, and only to the extent that, such failure to notify the Indemnifying Parties results in material prejudice to the Indemnifying Parties of rights and defenses otherwise available to the Indemnifying Parties with respect to the Underlying Claim. Any Notice pursuant to this Section 10.3(a) shall set forth in reasonable detail, to the extent then available, the basis for such Indemnity Claim and an estimate of the amount of damages arising therefrom.

(b) If an Indemnity Claim does not result from or arise in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties will have thirty (30) calendar days following receipt of the Notice to issue a written response to the Indemnified Parties, indicating the Indemnifying Parties’ intention to either (i) contest the Indemnity Claim or (ii) accept the Indemnity Claim as valid. The Indemnifying Parties’ failure to provide such a written response within such thirty (30) day period shall be deemed to be a rejection of the Indemnity Claim as valid. In the event that an Indemnity Claim is accepted as valid, the Indemnifying Parties shall, within fifteen (15) Business Days thereafter, pay the damages incurred by the Indemnified Parties in respect of the Underlying Claim in cash by wire transfer of immediately available funds to the account or accounts specified by the Indemnified Parties. To the extent appropriate, payments for indemnifiable damages made pursuant to Section 10 of the Agreement will be treated as adjustments to the Purchase Price.

(c) In the event an Indemnity Claim results from or arises in connection with any Underlying Claim or legal proceedings by a third party, the Indemnifying Parties shall have fifteen (15) calendar days following receipt of the Notice to send a Notice to the Indemnified Parties of their election to, at their sole cost and expense, assume the defense of any such Underlying Claim or legal proceeding; provided that such Notice of election shall contain a confirmation by the Indemnifying Parties of their obligation to hold harmless the Indemnified Parties with respect to damages arising from such Underlying Claim. The failure by the Indemnifying Parties to elect to assume the defense of any such Underlying Claim within such fifteen (15) day period shall entitle the Indemnified Parties to undertake control of the defense of the Underlying Claim on behalf of and for the account and risk of the Indemnifying Parties in such manner as the Indemnified Parties may deem appropriate, including, but not limited to, settling the Underlying Claim. However, the parties controlling the defense of the Underlying Claim shall not settle or compromise such Underlying Claim without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. The non-controlling parties shall be entitled to participate in (but not control) the defense of any such action, with their own counsel and at their own expense.

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(d) The Indemnifying Parties and the Indemnified Parties will cooperate reasonably, fully and in good faith with each other, at the sole expense of the Indemnifying Parties subject to the last sentence of Section 7.3(c) of this Agreement, in connection with the defense, compromise or settlement of any Underlying Claim including, without limitation, by making available to the other parties all pertinent information and witnesses within their reasonable control.

(e) Basket; Limitations on Indemnification; Calculation of Losses.

(i) Basket. A Buyer Indemnified Party shall not be entitled to make a claim for indemnification for any Losses arising under Section 10.1 until the aggregate amount of all claims for Losses which arise under Section 10.1 exceeds ten thousand dollars ($10,000) (the “Basket”). In the event the aggregate amount of such Losses exceeds the Basket, then the Seller shall indemnify such Buyer Indemnified Party with respect to the amount of all Losses exceeding the amount of the Basket.

(ii) Seller’s Cap. The maximum aggregate liability of the Seller under this Section for all Losses shall be an amount equal to the Purchase Price (the “Seller’s Cap”).

(iii) Exclusions from the Basket and Seller’s Cap. Notwithstanding the foregoing, the following Losses shall not be subject to the provisions of the Basket and the Seller’s Cap and a Buyer Indemnified Party shall be entitled to indemnification with respect to such Losses in accordance with this Article as though the Basket and the Seller’s Cap were not a part of this Agreement:

(1) Losses relating to, caused by or resulting from the breach of any of the Seller’s representations and warranties as a result of actual fraud by the Seller on the Buyer in connection with the representations and warranties set forth in this Agreement; and

(2) Losses relating to, caused by or resulting from the breach of any ongoing covenant of the Seller.

11. Injunctive Relief.

11.1 Damages Inadequate. Each party acknowledges that it may be impossible to measure in money the damages to the other party if there is a failure to comply with any covenants and provisions of this Agreement, and agrees that in the event of any breach of any covenant or provision, the other party to this Agreement may not have an adequate remedy at law.

11.2 Injunctive Relief. It is therefore agreed that the other party to this Agreement who is entitled to the benefit of the covenants and provisions of this Agreement which have been breached, in addition to any other rights or remedies which they may have, will be entitled to seek immediate injunctive relief to enforce such covenants and provisions, and that in the event that any such action or proceeding is brought in equity to enforce them, the defaulting or breaching party will not urge a defense that there is an adequate remedy at law.

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12. Fees and Expenses.

Each party hereto shall pay all fees, costs and expenses that it incurs in connection with the negotiation and preparation of this Agreement and in carrying out the transactions contemplated hereby (including, without limitation, all fees and expenses of its counsel and accountant). In the event of any litigation or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the parties, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and expenses in addition to any other available remedy.

13. Waivers.

If any party at any time waives any rights hereunder resulting from any breach by the other party of any of the provisions of this Agreement, such waiver is not to be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement. Resort to any remedies referred to herein will not be construed as a waiver of any other rights and remedies to which such party is entitled under this Agreement or otherwise.

14. Successors and Assigns.

Each covenant and representation of this Agreement will inure to the benefit of and be binding upon each of the parties, their personal representatives, assigns and other successors in interest.

15. Entire and Sole Agreement.

This Agreement, including any exhibits and schedules hereto and the documents, annexes, attachments, certificates, and instruments referred to herein and therein, constitutes the entire agreement between the Parties and supersedes all other agreements, representations, warranties, statements, promises and undertakings, whether oral or written, with respect to the subject matter of this Agreement. This Agreement may be modified or amended only by a written agreement signed by all Parties to this Agreement. The Parties acknowledge that as of the date of the execution of this Agreement, any and all other agreements, either written or verbal, regarding the substance of this Agreement will be terminated and be of no further force or effect.

16. Governing Law.

This Agreement will be governed by the laws of the State of Nevada without giving effect to applicable conflict of laws provisions. With respect to any litigation arising out of or relating to this Agreement, each party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Nevada.

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17. Assignment.

Except in the case of an affiliate of Buyer, in which case the Buyer will remain obligated to perform its obligations hereunder, this Agreement may not be assignable by any party without prior written consent of the other party.

18. Remedies.

The remedies set forth in Section 10 are the exclusive remedies for all actions under this Agreement related to the breach of a representations, warranty, covenant or agreement of any of the parties. Each party will use commercially reasonable efforts to mitigate its damages to which it may become entitled to recover under this Agreement, including without limitation through pursuit of insurance or other third party sources of recovery.

19. Section Headings.

The section headings in this Agreement are included for convenience only, are not a part of this Agreement and will not be used in construing it.

20. Severability.

In the event that any provision or any part of this Agreement is held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability will not affect the validity or enforceability of any other provision or part of this Agreement.

21. Notices.

All notices under this Agreement are to be delivered by: (i) depositing the notice in the mail, using registered mail, return receipt requested, addressed to the address below or to any other address as the party may designate by providing written notice; (ii) sending the notice by email using the email address set forth below or any other email address as the party may designate by providing written notice; (iii) overnight delivery service addressed to the address below or to any other address as the party may designate by providing written notice; or (iv) hand delivery to the individual designated below or to any other individual as the party may designate by providing written notice. The notice shall be deemed delivered: (i) if by registered mail, four (4) days after the notice’s deposit in the mail; (ii) if by email, on the date the notice is delivered; (iii) if by overnight delivery service, on the day of delivery; and (iv) if by hand delivery, on the date of hand delivery.

If to Buyer:

Digital Locations, Inc.

3700 State Street, Suite 350

Santa Barbara, California 93105

Attention: William E. Beifuss, Jr., President

Telephone: (805) 456-7000

Email:

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In each case, with a copy (which shall not constitute notice) to:

Richardson and Associates

11400 West Olympic Boulevard, Suite 200

Los Angeles, CA 90064

Attention: Mark J. Richardson

Telephone: (310) 393-9992

Email: markr@richardson-law.com

If to Seller:

SmallCellSite.com, LLC

10312 Mystic Meadow Way

Oakton, Virginia, 22124

Attention: Baryalai Azmi

Telephone: (703) 470-1801

Email: bazmi789@gmail.com

SmallCellSite.com, LLC

43324 Augustine Place

Ashburn, VA 20147

Attention: Shervin Gerami

Telephone: (703) 728-7454

Email: sgerami52009@gmail.com

In each case, with a copy (which shall not constitute notice) to:

Holland & Knight LLP

1650 Tysons Blvd., Suite 1700

Tysons, Virginia 22102

Attn: Adam J. August

Telephone: (703) 720-8059

Email: adam.august@hklaw.com

22. Publicity.

Except as may be required in order for a party to comply with applicable laws, rules, or regulations or to enable a party to comply with this Agreement, or necessary for Buyer to prepare and disseminate any private or public placements of its securities or to communicate with its stakeholders, no press release, notice to any third party, or other publicity concerning the transactions contemplated by this Agreement will be issued, given, or otherwise disseminated without the prior approval of each of the parties hereto.

23. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original, and such counterparts will constitute but one and the same instrument.

[Signatures on following page.]

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IN WITNESS WHEREOF, this Agreement has been entered into as of the date first above written.

Seller:	SMALLCELLSITE.COM, LLC

By:
Shervin Gerami, Chief Executive Officer

By:
Baryalai Azmi, President

Buyer:	DIGITAL LOCATIONS, INC.

By:
Bill Beifuss Jr., Chief Executive Officer

Subsidiary:	SMALLCELLSITE, INC.

By:
William E. Beifuss, Jr., President

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EXHIBIT A

LIST OF ACQUIRED ASSETS

AND

ALLOCATION OF PURCHASE PRICE AMONG ACQUIRED ASSETS

Name of Asset	Allocation of Purchase Price

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EXHIBIT B

ASSUMED LIABILITIES

The Buyer is not assuming any liabilities of Seller other than to perform the contracts set forth on Exhibit C.  The Buyer acknowledges that it is acquiring the material contracts of the Seller as part of the Acquired Assets, subject to the covenants and obligations in those contracts.

EXHIBIT C

LIST OF MATERIAL CONTRACTS

LIST OF CONTRACTS

1.	Master Billboard Marketing and Agency Agreement by and between Lamar Media Corp. and Teleworld Solutions, Inc., effective April 5, 2016 which was assigned to SCS on or about May __, 2019 pursuant to the First Amendment to Master Billboard Marketing and Agency Agreement.

2.	Master Utilization Rights Agreement by and among SCS, Sprint Spectrum L.P., and Lamar Media Corp., effective as of May 17, 2017.

3.	Asset Utilization Agreement by and among SCS, Sprint Spectrum L.P., and Lamar Media Corp., effective as of August 8, 2018.

4.	Master Property Marketing and Agency Agreement by and between Superior Management Incorporated and SCS, effective as of June 16, 2017.

5.	Lease Agreement by and among Lamar Advertising of South Dakota, L.L.C., SCS, and Verizon Wireless (VAW) LLC, date as of February 11, 2014.

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EXHIBIT D

BILL OF SALE OF ASSETS

BILL OF SALE OF ASSETS

SmallCellSite.com, LLC, a Virginia limited liability company (“Seller”), hereby sells and conveys to Digital Locations, Inc., a Nevada corporation (“Buyer”), all of the tangible and intangible assets (the “Assets”) to be transferred to Buyer pursuant to the terms of that certain Asset Purchase Agreement (“Agreement”) made and entered into as of January 7, 2020, by and between SmallCellSite.com, LLC, a Virginia limited liability company, and Digital Locations, Inc., a Nevada corporation, and assigns the Assets to Buyer.  All such Assets are listed on Exhibit A to the Agreement, which is made a part hereof.

IN WITNESS WHEREOF, Seller has signed and delivered this Bill of Sale to Buyer on _________, 20__ at Oakton, Virginia.

SmallCellSite.com, LLC
a Virginia limited liability company

By:
Shervin Gerami, Chief Executive Officer

By:
Baryalai Azmi, President

#81064674_v7

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EXHIBIT E

FORM OF CONVERTIBLE PROMISSORY NOTE

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NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES.  THIS NOTE AND SUCH SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS. HOLDER SHOULD BE AWARE THAT IT MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THIS NOTE AND ANY SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

Date of Note:  January 7, 2021

Principal Amount of Note:  $1,000,000

For value received, Digital Locations, Inc., a Nevada corporation (“Issuer”), promises to pay to SmallCellSite.com LLC, a Virginia limited liability company, or its assigns (“Holder”) the principal amount set forth above (“Principal Amount”) with simple interest on the outstanding Principal Amount at the rate of thirty-nine one hundredths percent (0.39%) per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All unpaid interest and principal shall be due and payable upon request of the Holder on or after January 7, 2026 (the “Maturity Date”).

1. BASIC TERMS.

(a)	Asset Purchase Agreement. This Note (“Note”) is issued by Issuer to Holder in connection with that certain Asset Purchase Agreement dated January 7, 2021, which was entered into by and between the Issuer and the Holder. The Note is for the purpose of Issuer’s purchase of substantially all of the assets from Holder.

(b)	Payments. All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest, and thereafter to principal. Accrued and unpaid interest of the Note shall be payable to the Holder on December 31 of each year of the term of this Note in the amount of $3,900.00 until the Maturity Date.

(c)	Prepayment. The Issuer may not prepay this Note prior to the Maturity Date without the consent of the Holder.

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2. CONVERSION, REPAYMENT.

(a)	The Holder has the right, at any time after January 7, 2021, at its election, to convert part of the Principal Amount into shares of fully paid and non-assessable shares of common stock of the Issuer (the “Common Stock”). Each month, the Holder may convert the Principal Amount of the Note into a number of shares of Common Stock not exceeding ten percent (10%) of the total trade volume of the Common Stock publicly reported for the previous calendar month (the “Volume Limitation”). For example, if the aggregate sum of all daily trade volume for the previous calendar month is ten million (10,000,000) shares, then Holder may not convert any part of the Principal Amount of the Note into more than 1,000,000 shares of Common Stock in the month of conversion, subject to further limitations of Section 2(d) of this Note, if applicable. If this Note is subsequently assigned to more than one party, then the Volume Limitations on the assigned Promissory Notes (“Assigned Notes”) shall be pro-rata adjusted based on the Principal Amount of those Assigned Notes. For clarification the Volume Limitation percentage of the assigned shall equal: 10% * (Principal Amount / $1,000,000). The conversion price (the “Conversion Price”) shall be $0.013 per share of Common Stock. The conversion formula shall be as follows: Number of shares receivable upon conversion equals the dollar conversion amount divided by the Conversion Price. A conversion notice (the “Conversion Notice”) may be delivered to Issuer by a reasonable verifiable method of Holder’s choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from the Holder. If no objection is delivered from the Issuer to the Holder with respect to any variable or calculation reflected in the Conversion Notice within 24 hours of delivery of the Conversion Notice to the Issuer, then the Issuer shall have thereafter been deemed to have irrevocably confirmed and irrevocably ratified such Conversion Notice and waived any objection thereto. The Issuer shall deliver the shares of Common Stock from any conversion to the Holder within five (5) business days of Conversion Notice delivery. Upon request of the Holder and provided that the shares to be issued are eligible for transfer under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or are effectively registered under the Securities Act, the Issuer shall cause its transfer agent to electronically issue the Common Stock issuable upon conversion to the Holder through the DTC Direct Registration System. The Conversion Price shall be subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Issuer relating to the Issuer’s securities or the securities of any subsidiary of the Issuer, combinations, recapitalization, reclassifications, extraordinary distributions and similar events.

(b)	Change of Control. If the Issuer consummates a Change of Control (as defined below) while this Note remains outstanding, at the option of the Holder, (a) the Issuer shall repay Holder in cash in an amount equal to the outstanding Principal Amount of the Note plus accrued and unpaid interest thereon, or (b) the outstanding Principal Amount of the Note plus any unpaid accrued interest on the original principal will convert into shares of the most recently issued class of the Issuer’s capital stock or, at the Holder’s option, shares of the Common Stock at a conversion price equal to the Conversion Price. For purposes of this Note, a “Change of Control” means any of the following transactions with a third party that is not an affiliate of the Issuer: (i) the sale or transfer of a majority or all of the Issuer’s issued and outstanding equity securities (whether by equity sale, merger, exchange, investment, recapitalization or similar transaction, or (ii) the sale or transfer of all or substantially all of the Issuer’s assets, with the purchaser assuming all or substantially all of the Issuer’s liabilities.

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(c)	Certificates; No Fractional Shares. As soon as practicable after conversion of this Note pursuant to Sections 2(a) – (b), the Issuer at its expense will cause to be issued in the name of Holder and to be delivered to Holder, a certificate or certificates for the number of shares of Conversion Securities (as defined below) to which Holder shall be entitled upon such conversion, together with any other securities and property to which Holder is entitled upon such conversion under the terms of this Note. No fractional shares shall be issued upon conversion of this Note. If upon any conversion of this Note, a fraction of a share would otherwise be issued, then in lieu of such fractional share, the Issuer shall pay to Holder an amount in cash equal to such fraction of a share multiplied by the applicable conversion price. If at the time of such conversion there are insufficient authorized shares of Conversion Securities to permit conversion of this Note in full as provided herein, then the Issuer shall take all corporate action necessary to authorize a sufficient number of shares of Conversion Securities to permit such conversion in full.

(d)	Limitations of Conversions. In no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of: (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Issuer subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso.

3. REPRESENTATIONS AND WARRANTIES.

(a)	Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Holder as of the date the first Note was issued as follows:

(i)	Organization, Good Standing and Qualification. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Issuer has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Issuer is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Issuer or its business.

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(ii)	Corporate Power. The Issuer has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Issuer’s Board of Directors has approved the issuance of the Note based upon a reasonable belief that the issuance of the Note is appropriate for the Issuer after reasonable inquiry concerning the Issuer’s financing objectives and financial situation.

(iii)	Authorization. All corporate action on the part of the Issuer, its directors and its stockholders necessary for the issuance and delivery of this Note has been taken. This Note constitutes a valid and binding obligation of the Issuer enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. Any securities issued upon conversion of this Note (“Conversion Securities”), when issued in compliance with the provisions of this Note, will be validly issued, fully paid and non-assessable and free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

(iv)	Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Issuer in connection with issuance of this Note has been obtained.

(v)	Compliance with Laws. The Issuer is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Issuer.

(vi)	Compliance with Other Instruments. The Issuer is not in violation or default of (A) any term of its certificate of incorporation or bylaws, (B) any term or provision of any mortgage, indenture or contract to which it is a party and by which it is bound or (C) of any judgment, decree, order or writ, other than such violation(s) or default(s) that would not have a material adverse effect on the Issuer. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Issuer or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Issuer, its business or operations or any of its assets or properties. Without limiting the foregoing, the Issuer has obtained waivers of all preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Issuer to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Issuer to offer or issue any securities of the Issuer as a result of the consummation of the transactions contemplated hereunder.

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(vii)	No “Bad Actor” Disqualification. The Issuer has exercised reasonable care to determine whether any Issuer Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act (“Disqualification Events”). To the Issuer’s knowledge, no Issuer Covered Person is subject to a Disqualification Event. The Issuer has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Securities Act. For purposes of this Note, “Issuer Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act.

(viii)	Offering. Assuming the accuracy of the representations and warranties of the Holder contained in subsection (b) below, the offer, issue, and sale of the Note and any Conversion Securities are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws. Each of the Notes has been and will be issued on identical terms and conditions.

(ix)	Use of Proceeds. The Issuer shall use the proceeds of this Note solely for the operations of its business, and not for any personal, family or household purpose.

(x)	Accuracy of Information Furnished. No representation or warranty of the Issuer contained in this Note or in its public filings contains any untrue statement of a material fact or, to the Issuer’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(b)	Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Issuer as of the date hereof as follows:

(i)	Purchase for Own Account. The Holder is acquiring this Note and the Conversion Securities (collectively, the “Securities”) solely for the Holder’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention; provided, that the foregoing representation shall not be deemed to limit the Holder’s ability to resell the Notes in accordance with applicable state and federal securities laws.

(ii)	Information and Sophistication. Without lessening or obviating the representations and warranties of the Issuer set forth in subsection (a) above, the Holder hereby: (A) acknowledges that the Holder has received all the information the Holder has requested from the Issuer and the Holder considers necessary or appropriate for deciding whether to acquire the Securities, (B) represents that the Holder has had an opportunity to ask questions and receive answers from the Issuer regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Holder and (C) further represents that the Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risk of this investment.

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(iii)	Ability to Bear Economic Risk. The Holder acknowledges that investment in the Securities involves a high degree of risk, and represents that the Holder is able, without materially impairing the Holder’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of his/her/its investment.

(iv)	Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until:

(1)	there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(2)	the Holder shall have notified the Issuer of the proposed disposition and shall have furnished the Issuer with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Issuer, the Holder shall have furnished the Issuer with an opinion of counsel, reasonably satisfactory to the Issuer, that such disposition will not require registration under the Securities Act or any applicable state securities laws, provided that no such opinion shall be required for dispositions in compliance with Rule 144 under the Securities Act.

Notwithstanding the provisions of paragraphs (1) and (2) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Holder to an affiliate, partner (or retired partner) or member (or retired member) of the Holder in accordance with partnership or limited liability company interests, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Holders hereunder.

(v)	Accredited Investor Status. The Holder is an “accredited investor” as such term is defined in Rule 501 under the Securities Act.

(vi)	No “Bad Actor” Disqualification. The Holder represents and warrants that neither (A) the Holder nor (B) any entity that controls the Holder or is under the control of, or under common control with, the Holder, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii), (iii) or (d)(3) under the Securities Act and disclosed in writing in reasonable detail to the Issuer. The Holder represents that the Holder has exercised reasonable care to determine the accuracy of the representation made by the Holder in this paragraph, and agrees to notify the Issuer if the Holder becomes aware of any fact that makes the representation given by the Holder hereunder inaccurate.

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4. EVENTS OF DEFAULT.

(a)

If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Issuer (which election and notice shall not be required in the case of an Event of Default under subsection (ii) or (iii) below), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i)	the Issuer fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(ii)	the Issuer files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(iii)	an involuntary petition is filed against the Issuer (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Issuer).

(b)	In the event of any default hereunder, the Issuer shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

5. MISCELLANEOUS PROVISIONS.

(a)	Waivers. Issuer hereby waives demand, notice, presentment, protest and notice of dishonor.

(b)	Further Assurances. The Holder agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the Issuer such further instruments and documents and take such further action as the Issuer may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.

(c)	Transfers of Notes. This Note may be transferred only upon its surrender to the Issuer for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Issuer. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Issuer’s obligation to pay such interest and principal. If there are Assigned Notes, then all payments made under this Note shall be made pro rata among all holders of the Assigned Notes.

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(d)	Amendment and Waiver. Any term of this Note may be amended or waived with the written consent of Issuer and the Holder. Upon the effectuation of such waiver or amendment in conformance with this paragraph, the Issuer shall promptly give written notice thereof to the Holder if the Holder has not previously consented to such amendment in writing.

(e)	Governing Law. This Note shall be construed in accordance with the laws of the State of Nevada without giving effect to applicable conflict of law provisions.

(f)	Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Note, except as expressly provided in this Note.

(g)	Severability. If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

(h)	No Partner. The Holder shall not become or be deemed to be a partner or joint venturer with the Issuer by reason of any provision of this Note. Nothing herein shall constitute the Holder and the Issuer as partners or joint venturers or require the Holder to participate in or be responsible or liable for any costs, liabilities, expenses or losses of the Issuer.

(i)	Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Note may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).

(j)	Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(k)

Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given:  (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days advance written notice to the other party hereto. A copy of any notice to the Holder shall be sent to Holland & Knight LLP, 1650 Tysons Boulevard, Suite 1700, Tysons, Virginia 22102, Attn: Adam J. August, e-mail: Adam.August@hklaw.com.

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(l)	Expenses. The Issuer and the Holder shall each bear his/her/its respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note and the transactions contemplated herein.

(m)	Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Issuer under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Issuer, upon any breach of the Holder shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, or any acquiescence therein, or of or in any similar breach thereafter occurring; nor shall any waiver of any single breach be deemed a waiver of any other breach theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Issuer of any breach under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative.

(n)	Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

(o)	No Voting or Other Rights. This Note does not entitle Holder to any voting rights or other rights as a shareholder of the Issuer, unless and until this Note is actually converted into shares of the Issuer’s capital stock in accordance with its terms. In the absence of conversion of this Note into Conversion Securities, no provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a shareholder of the Issuer for any purpose.

(p)	Collection Costs. If any action is commenced to construe the terms and conditions of this Note or enforce the rights of the Holder hereunder, the party prevailing in that action shall recover as part of the judgment its entire attorneys' fees and costs in that action, as well as all costs and fees of enforcing any judgment entered therein.

(Signature pages follow.)

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IN WITNESS WHEREOF, the undersigned Issuer has executed this Note on the date set forth below.

ISSUER:	DIGITAL LOCATIONS, INC., a Nevada corporation

By:
William E. Beifuss, Jr., President

HOLDER:	SmallCellSite.com, LLC, a Virginia limited liability company

By:
[Name], [Title]